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                                                                EXHIBIT 10.6




         THIS AGREEMENT OF PURCHASE AND SALE ("Agreement"), dated as of the Date of this Agreement as defined hereinafter, by and among WINN Limited Partnership, a North Carolina limited partnership, or its assigns, with offices at 2209 Century Drive, Suite 300, Raleigh, North Carolina 27622 ("Purchaser") and Dallas Lodging Associates I, Ltd., a Kentucky limited partnership ("Dallas L.A."), A.B. Lodging, Inc., a Virginia corporation ("ABL"), London Lodging Associates, Inc., a Kentucky corporation ("LLA") and Duncanville Lodging Associates I, Ltd., a Kentucky limited partnership ("Duncanville L.A."), Dallas L.A., ABLA, LLA and Duncanville L.A. are sometimes referred to herein individually and collectively as "Seller" and "Sellers".

          NOW, THEREFORE, for $1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, and the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:


         I.   PURCHASE AND SALE OF PROPERTY AND BUSINESS

         On the terms and subject to all of the conditions set forth in this Agreement, the Purchaser agrees to purchase and the Seller agrees to sell, for the purchase price set forth herein, all of the following property (collectively, the "Premises"):

         (a)
         (A) Dallas L.A. is the owner of the Dallas Hotel, Dallas, Texas (as hereinafter defined), currently licensed and operated as a Holiday Inn Select hotel.

         (B) ABL is the owner of the Abingdon Hotel in Abingdon, Virginia (as hereinafter defined), currently licensed and operated as a Holiday Inn Express hotel.

         (C) LLA is the owner of the London Hotel, London, Kentucky (as hereinafter defined), currently licensed and operated as a Comfort Suites hotel.

         (D) Duncanville L.A. is the owner of the Duncanville Hotel, City of Dallas, Texas (as hereinafter defined), currently licensed and operated as a Hampton Inn hotel.

         (E) Each of the Sellers desire to sell their respective Hotel (as hereinafter defined) to Purchaser, and Purchaser desires to purchase the Hotels from Sellers, on the terms and conditions hereinafter set forth.
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         (b)     HOTELS

         (A) DALLAS HOTEL. As used in the Agreement, the term "Dallas Hotel" shall mean and refer to the following:

                 (1) The real property located in the City of Dallas, Dallas County, Texas and more particularly described on Schedule I-A attached hereto and together with all rights and interests appurtenant thereto (collectively the "Dallas Real Property"); and

                 (2) The four (4) building, 244-room hotel and all other buildings, structure, parking areas and other improvements presently located on the Dallas Real Property (collectively the "Dallas Improvements").

         (B) ABINGDON HOTEL. As used in the Agreement, the term "Abingdon Hotel" shall mean and refer to the following:

                 (1) The real property located at 940 East Main Street, Abingdon, Virginia 24210, and more particularly described on Schedule I-B attached hereto and together with all rights and interests appurtenant thereto (collectively, the "Abingdon Real Property"); and

                 (2) The three (3) story 80-room hotel and all other buildings, structures, parking areas, and other improvements presently located upon the Abingdon Real Property (collectively the "Abingdon Improvements").

         (C) LONDON HOTEL. As used in the Agreement, the term "London Hotel" shall mean and refer to the following:

                 (1) The real property located at 1918 West 192 By-Pass, London, Kentucky 40741, and more particularly described on Schedule I-C attached hereto and together with all rights and interests appurtenant thereto (collectively, the "London Real Property").

                 (2) The three (3) story, 62-room hotel and all other buildings, structure, parking areas and other improvements presently located upon the London Real Property (collectively, the "London Improvements").

         (D) DUNCANVILLE HOTEL. As used in this Agreement, the term "Duncanville Hotel" shall mean and refer to the following:

                 (1) The real property located at 4154 Preferred Placed, City of Dallas, County of Dallas, Texas 75237 and more particularly described on Schedule I-D attached hereto and together with all rights and interests appurtenant thereto (collectively, the "Duncanville Real Property"); and





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                 (2)      The three (3) building, 119-room hotel located on the
Duncanville Real Property (collectively, the "Duncanville Improvements").

         The above set forth four (4) properties shall collectively be the "Real Property" and the "Improvements."

         (c) all furniture, fixtures (not part of the Real Property and Improvements or affixed thereto, (equipment, machinery, furnishings, carpets, drapes, blinds or mini-blinds, service and maintenance equipment, linens (not less than two and one half (2 1/2) turns of linens for each of the Hotels shall be included), tools, signs, landscaping equipment, supplies, pool equipment, television systems, intercom equipment and systems, and replacement parts, excepting any proprietary information of Impac Hotel Group, Inc., including but not limited to the GuesTrak Kiosk System (the "Equipment") excepting those personal property leases set forth and identified in Schedules 2-A, 2-B, 2-C and 2-D hereof, which Purchaser shall assume, if legally assignable, subject to their respective terms and conditions (the "Assumed Leases");

         (d)     moneys advanced for future reservations ("Prepaid Items");

         (e) all contracts, agreements, licenses, contract rights, rights to use and other similar rights used in connection with the Real Property and Improvements and set forth on Schedules 3-A, 3-B, 3-C and 3-D attached hereto and made a part hereof by this reference and which the Purchaser elects to purchase and assume as provided in Article III, Paragraph A hereof (the "Contracts"). The Contracts shall not include any and all rights to use the names, trademarks, trade names, servicemarks, patents, copyrighted items or other trade registrations of Promus Hotels, Inc., of Holiday Inns Franchising, Inc., and of Choice Hotels International, Inc., or any parent, subsidiary (direct or indirect), or affiliate of each of the above, in connection with the operation of each of the Premises, or any other business on each of the Premises, except in accordance with the terms and conditions of any license agreements. (It being understood and agreed that the name of the respective hotel chains to which the Hotels are affiliated by franchise or other license agreement are protected names or registered service marks of each such hotel chain and cannot be transferred to Purchaser by this Agreement.) The Contracts shall not include any proprietary information of Impac Hotel Group, Inc., including but not limited to the GuesTrak Kiosk System;

         (f) all leases and rights to use the Improvements, Equipment or all or any part thereof in third parties as more particularly identified on Schedules 4-A, 4-B, 4-C and 4-D attached hereto and made a part hereof by this reference and which the Purchaser elects to purchase and assume as provided in
Article III, Paragraph A hereof; provided, however, it is expressly understood and agreed that Seller shall convey the Premises, including the Improvements





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and Equipment, to Purchaser at Closing in accordance with Article II, Paragraph
C hereof (the "Leases");

         (g) all permits, licenses, government licenses, certificates of occupancy and approvals necessary to operate the Real Property, Improvements, Equipment, Contracts, Leases, Intangible Rights and the other property and rights transferred under this Agreement, but only to the extent each is legally transferable or assignable to Purchaser (the "Permits");

         (h) all inventory, supplies and other materials used in connection with the Real Property and Improvements and the hotel business operated thereon (excluding gift shop items owned by third parties) (the "Inventory");

         (i) all plans, specifications and "as-built" drawings and surveys relating to the Real Property and Improvements, all books and records relating to the operation or management of the Real Property and Improvements and all warranties and guaranties of Seller pertaining to the Premises; and

         (j) all intangible property, guest ledgers, customer and mailing lists, catalogues and brochures, telephone numbers and similar property used in connection with the operation of the Real Property, Improvements and the business known as the Holiday Inn Select located in Dallas, Texas, the Holiday Inn Express located in Abingdon, Virginia, the Comfort Suites located in London, Kentucky and the Hampton Inn located in Duncanville, Texas (collectively the "Hotels" and individually a "Hotel"), and any telephone numbers assigned thereto (the "Intangible Rights").


         II.  TERMS OF PURCHASE AND SALE

         The purchase price for the Premises shall be Twenty Three Million and NO/100 Dollars ($23,000,000.00), adjusted as provided in Article IX hereof, (the "Purchase Price"), payable by Purchaser to Seller as follows:

          A. The sum of Five Hundred Thousand and NO/100 Dollars ($500,000.00) (the "Initial Deposit") within three (3) days after the Date of this Agreement by check subject to collection, payable to The Title Company of North Carolina, Inc., as agent for First American Title Insurance Company, as Escrow Agent (the "Escrow Agent"). At the option of Purchaser, Purchaser may deposit an additional sum of Two Hundred Thousand and NO/100 Dollars ($200,000.00) ("the Extension Deposit") with the Escrow Agent prior to the expiration of the initial sixty (60) day period of the Feasibility Period, as hereinafter defined, which shall extend the Feasibility Period for an additional fifteen
(15) days. The Initial Deposit and the Extension Deposit, if deposited by Purchaser as aforesaid, or, the Initial Deposit alone if Purchaser elects not to





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make the Extension Deposit, shall hereinafter be referred to as "the Deposit".
The Escrow Agent shall maintain the Deposit in an interest bearing account subject to the provisions of Article XIII. The Escrow Agent shall not disburse the Deposit except in accordance with the terms of this Agreement. Upon the satisfaction of all of the conditions contained in this Agreement, on the Closing Date (as hereinafter defined), the Deposit shall be paid to Seller and reduce the portion of the Purchase Price payable at Closing pursuant to Article II, Paragraph B hereof. In the event that this transaction is not consummated for any reason, the Deposit shall be paid as provided in Article XIII of this Agreement. Purchaser shall be entitled to payment of or a credit for any interest earned on the Deposit unless the Deposit is forfeited in which event interest shall be paid to Seller.

          B. The balance of the Purchase Price, plus or minus any closing adjustments, by certified or bank funds or by wire transfer on the Closing Date (as hereinafter defined) to an account designated in writing by Seller to Purchaser at least five (5) days prior to Closing.

          C. Upon the Closing, the Seller shall deliver to the Purchaser the Premises, including but not limited to the Real Property, Improvements, Equipment and Inventory, free and clear of all liens and encumbrances of whatever type or description other than the Permitted Exceptions as defined in Article IV, Paragraph A of this Agreement for each of the Premises.

   III.   FEASIBILITY PERIOD; PURCHASER'S CONTINGENCIES

          A. This Agreement is contingent upon Purchaser's approval of the Premises during the Feasibility Period as hereinafter defined, including but not limited to, approval of the Inspection Items (as hereinafter defined). The Inspection Items have been submitted to Purchaser on or prior to the date of this Agreement, or as specifically provided herein, are available to Purchaser for inspection at the Improvements or at Sellers' home offices located at the Lenox Building - Suite 1220, 3399 Peachtree Road, Northeast, Atlanta, Georgia 30326. Purchaser shall have a period of sixty (60) days from and after the Date of this Agreement, which Purchaser may extend to seventy five (75) days from and after the Date of this Agreement by virtue of making the Extension Deposit as aforesaid, to review the Inspection Items and to otherwise inspect the Premises and its or their condition (such period is hereinafter referred to as the "Feasibility Period"). On or prior to the termination of the Feasibility Period, the Purchaser shall notify the Seller whether or not the Purchaser elects to purchase the Premises, which election shall be made in the sole, absolute and unreviewable discretion of the Purchaser. In the event that the Purchaser elects to proceed with this transaction, then on or prior to the termination of the Feasibility Period, the Purchaser shall notify the Seller, which of the Contracts and Leases, exclusive of





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the Assumed Leases, the Purchaser shall accept and assume and the Seller shall retain and not assign to Purchaser those Contracts and Leases not acceptable to Purchaser. In the event Purchaser fails to notify Seller, on or prior to the expiration of the Feasibility Period, whether or not the Purchaser elects to proceed with the purchase, all items shall be deemed approved. If Purchaser notifies Seller that it elects not to proceed with this transaction, on or prior to the expiration of the Feasibility Period, then this Agreement shall terminate and shall be null, void and without further force or effect, the Deposit (together with all interest) shall be promptly refunded to Purchaser by Escrow Agent and neither party shall have any further liability to the other. The conditions enumerated in this Article III are for Purchaser's benefit only and the non-occurrence of a state of facts sufficient to satisfy any of such conditions may not be used or pleaded by Seller as a defense to the enforceability of this Agreement.

          For purposes of this Agreement, the term "Inspection Items" shall, to the extent in existence and available, mean:

         (a) any engineer's reports, architectural plans, appraisals, environmental reports, surveys or other reviews, evaluations or studies of or with respect to the Premises that are in Sellers' respective possession or under their respective control;

         (b)     the Leases, Contracts and Permits;

         (c) the utility bills for the twenty-four month (24) period immediately preceding the Date of this Agreement;

         (d) tax returns and proof of payment of all taxes for the twenty-four (24) month period immediately preceding the Date of this Agreement (including, but not limited to, all income, franchise, employment, sales or occupancy taxes);

         (e) guest registration records (to be available for inspection at the Improvements);

         (f) employee records (to be available for inspection at the Improvements);

         (g) financial statements (the "Financial Statements") for the Premises prepared and warranted by the Seller (including balance sheets, income statements, operating statements and statements of changes in financial position) for each of the three preceding fiscal years or during the term of Sellers' respective ownerships and operations of the Premises, whichever is less, as to each of the four (4) Premises, and for the period ended thirty (30) days prior to the Closing Date, together with monthly Financial Statements for the same period. An itemized breakdown of





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                 room sales per month, occupancy and ADR for the last preceding thirty six (36) month period. The books and records of the operations of the Premises necessary to confirm the accuracy of the Financial Statements shall be made available to Purchaser or its agents at the Premises; and,

         (h) Star Reports for the immediately preceding thirty six (36) month period.

         B. Seller shall request and have prepared, a new Product Improvement Plan (the "PIP") from the respective franchisor for each of the Hotels setting forth all items that must be completed as a prerequisite to the issuance of a new franchise license agreement to the Purchaser by each such existing franchisor and shall deliver the PIP to Purchaser within thirty (30) days of this Agreement. In the event Closing occurs and Purchaser acquires the Hotels hereunder, Purchaser shall be responsible for all costs and expenses required in order to comply with the requirements set forth in the PIP for all of the Hotels. In connection with the application for such franchises, Purchaser shall pay for the initial franchise fee to such franchisors, and other associated costs to obtain such franchises as long as such costs are acceptable to Purchaser in Purchaser's sole, absolute and unreviewable discretion.

         C. Purchaser's obligation to close this transaction shall be conditioned on the Purchaser's receipt of an acceptable franchise license agreement of Purchaser's choice for each of the Hotel with a term of not less than ten (10) years, which condition shall lapse and expire at the expiration of the Feasibility Period.

         D. Purchaser's obligation to close this transaction shall be conditioned on Purchaser having received, effective as of the Closing Date, all necessary governmental approvals and licenses for operation of the Premises as a hotel, provided that Purchaser has made good faith and timely applications for such approvals and licenses and has provided the applicable governmental authorities with all required information reasonably necessary for such authority to grant such approval or license, which condition shall lapse and expire at the expiration of the Feasibility Period.

         E. Seller acknowledges that Purchaser is a real estate investment trust and in accordance therewith, Purchaser's obligation to close this transaction shall be conditioned upon Purchaser obtaining the approval of this Agreement and the transaction contemplated herein from the board of directors of the general partner of Purchaser, which approval shall be obtained or denied prior to the expiration of the Feasibility Period.

         Seller and Purchaser shall cooperate and take all actions necessary, in a diligent and expeditious manner, to effectuate the inspections, transfers and other reviews required by this Article





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III during the Feasibility Period.  The Purchaser and its representatives and agents shall be provided with access to the Premises at all reasonable times (subject to the notice to Seller required hereinafter), in order to inspect the Premises, including but not limited to, taking soil samples and test borings (upon receipt of prior written consent from Seller as set forth hereinafter) and conducting environmental studies, engineering studies and other such inspections and reviews that the Purchaser shall deem reasonably necessary to determine the condition and financial status of the Premises.

         In the event that the transaction contemplated by this Agreement does not close for any reason, Purchaser shall have the obligation to restore any damage caused by Purchaser or its representatives and agents to the Hotels to their condition prior to Purchaser's damage, which obligation shall survive any termination of this Agreement. The terms of this Agreement and all information furnished by Sellers to Purchaser in accordance with the provisions of this Agreement or obtained by Purchaser in the course of its investigations shall be treated as confidential information by Purchaser, except that Purchaser may disclose such information to prospective investors and lenders, as well as attorneys and other parties assisting or representing Purchaser in connection with the subject transaction and, provided, however, nothing herein shall restrict or impair any disclosures which Purchaser may be required to make by virtue of rules and regulations of the Securities and Exchange Commission applicable to Purchaser. The foregoing obligation to treat such information as confidential shall survive any termination of this Agreement but shall not survive Closing. Purchaser covenants and agrees that the Hotels shall not be damaged or impaired in any way as the result of its activities on the Hotels premises, and hereby agrees to indemnify and hold Sellers harmless from and against any claims, causes of action, damages and expenses (including attorneys' fees) to the extent incident to, resulting from or in any way arising out of the presence in, on or about the Hotels of Purchaser, or Purchaser's agents or representatives, or out of any such test or inspection conducted by Purchaser on the Premises. Such indemnity shall survive the Closing or any termination of this Agreement and not be merged therein.

         Purchaser shall not make any borings or holes in any part of the Premises or otherwise damage any part of the Premises in any manner or to any extent unless prior written consent is given by Sellers thereto, which consent shall not be unreasonably withheld, and provided, further, that Sellers may prohibit any boring that might void any roof warranty and that all borings, holes, or other damage shall be repaired by Purchaser.

         Purchaser shall make such inspections in good faith and with due diligence. All inspection fees, appraisal fees, engineering fees and other expenses of any kind (including, without limitation, expenses related to environmental and engineering studies) incurred





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by Purchaser relating to the inspection of the Premises will be solely
Purchaser's expense. Sellers shall hereby reserve the right to have a representative present at the time of making any such inspection. In making any inspection hereunder, Purchaser will, and will cause any representative of Purchaser to, use discretion so as to not disrupt any guest, tenant or customer of the Premises. Purchaser shall notify Sellers not less than one (1) business day in advance of making any such inspection. Purchaser agrees to indemnify and hold harmless each of the Sellers against and from any and all losses, damages, liabilities, claims, costs or expenses, including, without limitation, attorneys' fees, sustained by Sellers or any of them which are caused as a result or arising out of any inspections by Purchaser or its authorized representatives, and this provision shall survive the termination of this Agreement notwithstanding anything contained herein to the contrary.

         If the tests, studies and investigations performed in accordance with this Paragraph E do not warrant, in Purchaser's sole, absolute and unreviewable discretion, the purchase of the Premises for the purposes contemplated by Purchaser, then Purchaser shall give written notice thereof to Seller and the Escrow Agent prior to the expiration of the Feasibility Period, in which event, the Deposit shall be promptly returned to Purchaser and Purchaser and Sellers shall be released from all further liability or obligation hereunder, except those which expressly survive a termination of this Agreement.

         If, for any reason, Purchaser shall terminate this Agreement, Purchaser shall return to Sellers the originals and all copies of all material relating to the Premises furnished to Purchaser pursuant to this Agreement and shall not make or retain any copies thereof and shall also deliver to Sellers copies of all reports or other documents obtained by Purchaser and relating in any way to Purchaser's inspections and investigations hereunder.

         In the event Purchaser fails to notify Seller that Purchaser is unsatisfied with the results of its inspections made pursuant to the provisions of this Paragraph E prior to the expiration of the Feasibility Period, then Purchaser shall be deemed to have elected to proceed forward with the transaction envisioned by this Agreement, Purchaser shall be deemed to have accepted the Premises in their present conditions in which event the contingencies as set forth in this Paragraph shall be waived and the parties shall proceed to Closing as otherwise contemplated by this Agreement.


         Subsequent to the expiration of the Feasibility Period, Sellers agree to provide Purchaser with access to the Premises upon reasonable notice.
During the Feasibility Period and thereafter until Closing, Sellers shall, upon reasonable notice from Purchaser, during usual business hours, make available to Purchaser, its agents, auditors, engineers, attorneys and other designees, for





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inspection and/or copying at the place where such records are kept, all information and materials reasonably related to the Premises.

         IV.      TITLE; TITLE POLICY; SURVEY

         A. Within ten (10) days after the Date of this Agreement, Seller shall furnish to Purchaser at Seller's cost a preliminary title report and title insurance binder (the "Title Commitment") from First American Title Insurance Company (the "Title Company") pursuant to which the Title Company shall commit to issue a current A.L.T.A. Form B owner's fee simple title insurance policy or other policy of title insurance as shall be reasonably satisfactory to Purchaser and to any lender of Purchaser (the "Lender") in the amount designated by Purchaser, with the aggregate of such amounts being equal to the Purchase Price (the "Title Policy") insuring that the Purchaser shall receive at closing, good, marketable and indefeasible fee simple title to the Real Property, free and clear of ALL liens, exceptions, encumbrances or defects other than the matters expressly approved in writing by Purchaser as permitted exceptions to title or waived by Purchaser as set forth hereinafter. Seller shall furnish to Purchaser copies of all liens, exceptions, encumbrances or defects set forth in the Title Commitment at the same time as the Title Commitment is so furnished to Purchaser. The Seller shall not, after the Date of this Agreement, subject the Real Property to any liens, encumbrances, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes or take any other action which may affect or modify the status of title without Purchaser's prior written consent.

         Within twenty (20) days after the Date of this Agreement, the Purchaser shall notify (the "Title Notice") the Seller as to which of the liens, defects, encumbrances or exceptions set forth in the Title Commitment, including those Proposed Title Exceptions set forth on Schedules 5-A, 5-B, 5-C and 5-D attached hereto, which are objectionable to Purchaser ("the Title Defects"). Within five (5) days after receipt by Seller of the Title Notice, the Seller shall notify Purchaser as to which of the Title Defects Seller is willing or able to cure. In the event the Seller is unable or unwilling to cure the Title Defects to the reasonable satisfaction of the Purchaser (except for those Title Defects that can be cured with the payment of money such as deeds of trust, mortgages, mechanics' liens, tax liens or other liens or charges in a fixed sum or capable of computation as a fixed sum, which will be satisfied of record by Seller at or prior to Closing) within such five (5) day period or the Purchaser does not agree to waive such Title Defects, then at Purchaser's election, this Agreement shall terminate and shall be null, void and without further force or effect, the Deposit (together with all interest) shall be returned to Purchaser and neither party shall have any further liability to the other or, Purchaser may waive such of the Title Defects as it elects and proceed to Closing without any abatement to the Purchase Price. The exceptions to title set forth in the Title Commitment which are





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either not objected to in the Title Notice or waived by Purchaser as provided hereinbefore shall be deemed and referred to hereinafter as "the Permitted Exceptions".

         B. Within thirty (30) days after the Date of this Agreement, the Seller shall deliver to Purchaser, at Seller's expense, a survey (the "Survey") of the Premises, dated after the Date of this Agreement, prepared by a surveyor duly licensed under the laws of the state in which the respective Real Property is located and reasonably acceptable to the Purchaser and the Lender in accordance with ALTA or such other standards as shall be reasonably satisfactory to Purchaser. The Survey shall be in form and substance satisfactory to the Purchaser, the Title Company and the Lender. The Survey delivered to Purchaser and Title Company within thirty (30) days after the Date of this Agreement, shall be certified to Seller and the Title Company and prior to the Closing, the Seller shall cause, at its expense, the Survey to be recertified to the Purchaser, Title Company and Lender (the form of certification in each case to be in conformance with 1992 ALTA standards as set forth on Schedule 5 attached hereto). The Survey shall show that all buildings are within lot and building lines, the location of such lines, the dimensions and total area of the Real Property and Improvements, the location and number of parking spaces, ingress and egress to adjoining streets, all benefiting and burdening easements, improvements, appurtenances, rights of way and utilities whether above or below ground (to the extent that the Surveyor is able to determine and certify to the below ground location), all encroachments from or into the Premises, all structures and improvements on the Real Property and all easements, rights-of-way and other restrictions of record properly identified with recording information and certifying that the Premises are not within a flood plain or other flood hazard area. The Survey shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys adopted by the American Land Title Association. The Survey and certification shall be sufficient to limit the survey exception on the Title Policy to matters disclosed thereon without indemnity or additional premium. On or prior to the tenth (10th) day following receipt by Purchaser of the Survey, the Purchaser shall notify the Seller of any title or other defects which relate to the Survey and are objectionable to Purchaser or Lender ("Survey Defects"). Survey Defects shall be deemed to be Title Defects for purposes of this Agreement and Seller shall cure such Survey Defects according to the same procedure as for Title Defects.

         C. PURCHASE OF ALL HOTELS: In the event that Purchaser has objections, pursuant to this Article IV, only with respect to matters (reflected in or concerning the Title Commitments, the Surveys, any documents or items delivered by Sellers to Purchaser, or the results of any other tests or inspections of the Hotels made by Purchaser) as they relate to one or more, but not all, of the Hotels, Purchaser may only elect (in its sole discretion) to





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terminate this Agreement as to all of the Hotels, in which event this Agreement will terminate.


         D. The Purchaser and Seller shall each be responsible for the payment of its own transaction costs, including counsel fees. Purchaser shall be responsible for the costs incurred with the physical inspection of the Real Property and Improvements, including any environmental and engineering studies other than those delivered by Seller to Purchaser in accordance with Article III, Paragraph A. At Closing, Purchaser shall pay all premiums for the Title Policy. The Seller shall pay for the Title Commitment and the Survey. Any and all transfer taxes, real estate excise taxes and sales taxes payable in connection with the transfer of the Premises, or any portion thereof, and the Personalty (as hereinafter defined) shall be paid by Seller. Unless otherwise stated in this Agreement, the Purchaser and Seller shall pay all costs in connection with the Closing of this transaction as are customary in the respective locale where each of the Hotels is located.

         V.   CLOSING

         A. The closing of this transaction shall occur on or about the fifteenth (15th) day following the conclusion of a successful secondary public offering of Winston Hotels, Inc.'s common stock in an amount sufficient to consummate the transaction contemplated herein (the "Closing Date"); provided, however, in no event shall the Closing Date be extended beyond May 1, 1996. It is expressly understood and agreed by Purchaser and Seller that the failure of the occurrence of such stock offering shall not be a basis for Purchaser to obtain the return of the Deposit after the expiration of the Feasibility Period. The closing of the transaction contemplated by this Agreement shall occur at the offices of Brown & Bunch, 4900 Falls of Neuse Road, Suite 210, Raleigh, North Carolina 27609 and shall be deemed effective as of 12:01 a.m. on the Closing Date ("Closing"). If the date of Closing falls on a Saturday, Sunday or banking holiday, the Closing shall take place on the next business day thereafter.

         B. At the Closing, the Seller, shall deliver to Purchaser and perform the following:

         1. Special or Limited Warranty Deeds conveying good, marketable, insurable and indefeasible fee simple title to each Tract of the Real Property free and clear of all defects, exceptions, liens or encumbrances, except for the Permitted Exceptions.

         2. Seller shall pay and discharge any special assessment which on or before the date of Closing, (a) has been levied, imposed, or confirmed against the Premises, (b) affects or is a lien upon the Premises or (c) although not yet a lien upon the Premises, is attributable to improvements which benefit or will benefit the Premises or the property in the vicinity of the Premises for which improvement work has been commenced. If any of the foregoing assessments may be paid in installments, all installments shall be deemed payable as of the day prior to the Closing, and shall be discharged of record by Seller. If, at the Closing, any amount which Seller is required to pay with respect to the foregoing has not been determined, Seller agrees to pay such amount as can be reasonably estimated at the Closing and the final amount shall be adjusted within fifteen
(15) days after Purchaser gives Seller notice that same has been determined. This provision shall survive the Closing.

     3. A Bill of Sale for each Hotel conveying the Equipment, Inventory, Real Property not conveyed by other instruments provided for herein, and other personal property and intangible property included in the Premises ("Personalty"), free and clear of any lien or encumbrance, other than the Permitted Exceptions, and containing a special or limited warranty of title (with representation that Seller has no knowledge of any claims which purport to be superior to the title of Seller) to the Equipment, Inventory and Personalty and an inventory of all Equipment, Inventory and Personalty.

     4. An assignment for each Hotel of Seller's interest in and to all Permits, Contracts (to the extent legally assignable) to be assumed by Purchaser in accordance with Article III, Paragraph A, Leases (to the extent legally assignable) to be assumed by Purchaser in accordance with Article III, Paragraph A, Intangible Rights, Prepaid Items and other items of the Premises, free and clear of any lien or encumbrance, together with written evidence satisfactory to Purchaser of any required third party consent to such assignment. Seller shall deliver to Purchaser all original Contracts and Leases, and if the originals of any Contracts or Leases are not available, copies, which Purchaser has elected to purchase pursuant to Article III hereof; the Permits, including the existing certificates of occupancy for the Premises as presently constituted and if no such certificates are available, evidence that the Premises are legally constructed and properly zoned in accordance with all applicable laws; all warranties and guarantees, to the extent available (and assignments thereof to Purchaser), issued in connection with the initial construction of the Real Property and Improvements; any Personalty, and any repairs or additions thereto; cash bank; moneys advanced for future registrations; guest registration records; keys; permits, approvals and licenses issued by all appropriate governmental authorities and fire underwriting organizations with respect to the construction and use of the Premises or any part thereof; and any existing copies of architectural plans and specifications, blueprints and building plans which may be in Seller's possession.

     5. At Purchaser's option, an assignment of all fire and extended coverage insurance policies, liability policies and loss of rental policies, affecting any of the Premises to the extent assignable (if assigned, premiums to be adjusted pro-rata at Closing).

         6. Tax certificates or other evidence of payment from all appropriate taxing authorities certifying the payment of all real and personal property taxes through the current tax year.

         7. A certificate of Seller dated as of the Closing that Seller is not a foreign person or corporation within the meaning of Sections 1445 and 7701 of the Internal Revenue Code (the "IRC").

         8. A bring down certificate dated as of the Closing certifying the truth and accuracy of each representation and warranty set forth in Article XII as of the Closing Date.

         9. An affidavit of title reasonably satisfactory to the Title Company enabling the Title Company to issue the Title Policy without exception for mechanic's or materialman's or other statutory liens or for the rights of parties in possession other than temporary hotel patrons.

         C. At the Closing, the Purchaser shall deliver to the Seller the following:

         1.      The balance of the Purchase Price.

         2. Proof of authority for Purchaser to complete the transaction reasonably satisfactory to Seller.

         3. The assignments of Leases duly executed and acknowledged by Purchaser.

         4. Such other instruments as are customarily executed by purchasers to effectuate the purchase of property similar to the Hotels.

         VI.     DELIVERY OF POSSESSION

         Seller shall deliver actual and exclusive possession of the Premises to Purchaser on the Closing Date.

         Seller hereby grants to Purchaser the right to enter the Premises at any reasonable time after the date hereof for the purpose of inspecting, testing and examining the Premises, which purpose is more particularly provided in Article III hereof.

         VII.    DAMAGE TO PROPERTY

         Seller shall give Purchaser immediate notice of any fire or other casualty or of any pending or threatened condemnation occurring to all or any portion of the Premises between the date hereof and the Closing. If prior to the Closing, there shall occur:


         (i) damage to any one of the Hotels caused by fire or other casualty, which would cost $300,000.00 or more to repair or replace; or

         (ii) the taking or condemnation of all or any portion of any one of the Hotels (including any parking areas) as would materially interfere with the use thereof, as reasonably determined by Purchaser; then, if any of the events set forth in (i) or (ii) above occurs, Purchaser, at its option, may terminate this Agreement by written notice given to Seller within fifteen (15) days after Purchaser has received the notice referred to above or at the Closing, whichever is earlier. If Purchaser does not elect to terminate this Agreement, the Closing shall take place as provided herein without an abatement of the Purchase Price and there shall be assigned to the Purchaser at Closing, all interest of the Seller in and to any insurance proceeds or condemnation awards which may be payable to Seller on account of such occurrence.

         If, prior to the Closing, there shall occur:

         (x) damage to any one of the Hotels caused by fire or other casualty which would cost less than $300,000.00 to repair or replace; or

         (y) the taking or condemnation of all or any portion of any one of the Hotels which is not material to the use thereof, as reasonably determined by Purchaser;

then, if any of the events set forth in (x) or (y) above occurs, Purchaser shall have no right to terminate this Agreement (solely as a result of the occurrence of such events), and Seller shall, at its sole expense, with respect to subparagraph (x), restore or replace the damaged Hotel(s) to its or their original condition; and, with respect to subparagraph (y), there shall be assigned to Purchaser at Closing all interest of Seller in and to any insurance proceeds or condemnation awards which may be payable to Seller on account of any such occurrence.



         VIII.   REMEDIES

         A. If the transaction contemplated by this Agreement is not consummated solely by reason of Purchaser's failure to perform its obligations under this Agreement, then Seller, as its sole and exclusive remedy, shall be entitled to retain the Deposit as full liquidated damages in complete and total accord and satisfaction, the parties hereby acknowledging and agreeing to the difficulty of ascertaining Seller's actual damages in such circumstances.

         B.   If this transaction is not consummated by reason of:

         (i) cancellation by Purchaser as permitted by the terms of this Agreement, including but not limited to, cancellation by Purchaser at any time on or prior to the termination of the Feasibility Period;

         (ii) the inability of Purchaser to obtain any approval or consent required pursuant to or otherwise satisfy any condition or contingency set forth in Article III hereof;

         (iii)            the occurrence of any of the events described in
                          Article VII;

         (iv) Title Defects and Survey Defects which are not cured as provided in this Agreement (except for those Title Defects or Survey Defects which Seller is obligated to cure); or

         (v) cancellation by Purchaser pursuant to any other applicable provisions of this Agreement,

then Purchaser shall be entitled to a return of the Deposit (together with all interest thereon) and this Agreement shall be null and void and all parties relieved from any further liability hereunder, unless Purchaser elects to waive any of the items or occurrences set forth in this Article VIII, Paragraph B. The items enumerated in this Article VIII, Paragraph B are for Purchaser's benefit only and the non-occurrence of a state of facts sufficient to satisfy any of such items may not be used or pleaded by Seller as a defense to the enforceability of this Agreement.

         C. If this transaction is not consummated solely by reason of default on the part of Seller or if Seller fails to close this transaction in breach of its obligation to do so, then Purchaser, at its option, may

         (i)              seek specific performance of this Agreement; or

         (ii) receive a return of the Deposit (together with all interest thereon) and to recover its actual, monetary costs, fees and disbursements not to exceed $500,000.00.

         IX.  PRORATIONS

         All income (excluding cash on hand and accounts receivable which shall be and remain the Property of Seller), current operating expenses, accounts payable, real estate taxes, other taxes and assessments, all utilities, water and sewer charges, licenses or permit fees relating to the operation of the Premises, real estate and personal property ad valorem taxes, prepayments made under the Contracts (to be assumed by Purchaser pursuant to Article III hereof) and insurance premiums (if applicable), shall be adjusted and prorated as of the Closing.
All franchise fees, maintenance and service agreements (whether or not service is continued by Purchaser) and utility charges shall be determined as of Closing and paid by Seller or appropriate adjustments made if Purchaser at its option accepts an assignment of any such agreement. If such charges and expenses are unavailable on the Closing Date, a re-adjustment of such charges and expenses shall be made within sixty (60) days after the Closing. The parties agree to cooperate in good faith in effecting such a final reconciliation and each party shall promptly pay (or reimburse the other party for) any expense item that is chargeable to the former party and shall promptly remit any income item to the other party if entitled thereto. Seller shall use reasonable efforts to arrange for the rendition of final bills by the utility companies involved as of the Closing Date.

Guest room revenues of the Premises, whether in cash or in accounts receivable, arising from occupancy for the night beginning on the day preceding the Closing Date, including any tax thereon, but exclusive of food, beverage, telephone and similar charges, which shall be retained by Sellers (the "Room Ledger") and ending on the Closing Date shall be credited one-half to Purchaser and one-half to Seller. Seller shall collect all income and other sums payable by tenants or guests (or otherwise) and shall be responsible for the payment of all expenses on account of services and supplies furnished to and for the benefit of the Premises through and including the Closing. Purchaser shall be credited with any deposits from tenants or guests of the Premises which are refundable to such tenants or guests. Seller shall remit to Purchaser at closing all prepaid income items. In addition, at Closing, Seller shall deliver to Purchaser a schedule of all unpaid accounts receivable and other income items as of Closing. All such accounts receivable and other income items paid to and collected by Purchaser after Closing shall be promptly remitted to the order of Seller. Except for sums actually received by Purchaser pursuant to the immediately preceding sentence, Purchaser shall assume no obligation to collect or enforce the payment of any amounts that may be due to Seller, except that Purchaser shall render reasonable assistance, at no expense to Purchaser, to Seller after Closing in the event Seller proceeds against any third party to collect any accounts receivable or other income items due Seller. Nothing contained in this Article shall be deemed to prohibit Purchaser and Seller from entering into an agreed settlement in writing of all prorations at or following Closing.

         In the event any adjustments pursuant to this Article are, subsequent to Closing, found to be erroneous, then either party hereto is entitled to additional monies and shall invoice the other party for such additional amounts as may be owing, and such amount shall be paid promptly by the other party upon receipt of the invoice. Such invoice shall be accompanied by reasonable substantiating evidence. Notwithstanding anything contained in this Article IX to the contrary, in order to provide security for all of the adjustments and prorations set forth in this Article IX to be made after Closing, Purchaser and Seller agree that the sum of $25,000.00 ($10,000.00 for the Holiday Inn Select, Dallas, Texas and $5,000.00 for each of the other Hotels) from the net sales proceeds portion of the Purchase Price available to Seller at Closing shall be deposited with Escrow Agent and shall be held by Escrow Agent until all such adjustments and prorations are deemed final by Purchaser and Seller, which Purchaser and Seller shall use their best efforts to accomplish within sixty
(60) days after the Closing Date. Escrow Agent shall not disburse such amount or any portion thereof except in accordance with written instructions relative thereto signed by both Purchaser and Seller.

         Purchaser shall have no obligation with respect to Seller's employees whatsoever all of whom shall be compensated and terminated by Seller as of Closing, though Purchaser reserves the right to employ any such employees.

         The provisions of this Article IX shall survive the delivery of the Deeds.

         X.  NOTICES

         Any notice to be given by either party to this Agreement shall be in writing and shall be either delivered personally or by certified or registered U.S. Mail, postage prepaid, or by overnight courier delivery service with charges to the sender, or by telecopier or facsimile, with follow-up by means of one of the other notice methods set forth herein, with its notice complete upon receipt of the facsimile copy, as follows:

To Seller:                        c/o Impac Hotel Group, Inc.
                                  The Lenox Building, Suite 1220
                                  3399 Peachtree Road, N.E.
                                  Atlanta, Georgia  30326
                                  Attention:  Robert S. Cole
                                  Telephone No. (404) 364-9400
                                  Facsimile No. (404) 364-0088

With copies to:                   Reece & Lang, P.S.C.
                                  The Lenox Building, Suite 2000
                                  3399 Peachtree Road, N.E.
                                  Atlanta, Georgia  30326
                                  Attention:  David D. Robinson
                                  Telephone No. (404) 365-0456
                                  Facsimile No. (404) 365-0629

To Purchaser:                     WINN Limited Partnership
                                  2209 Century Drive, Suite 300
                                  Raleigh, North Carolina  27622
                                  Attention:  Robert W. Winston, III
                                  Telephone No. (919-510-6004)
                                  Facsimile No. (919-782-1285)

With copies to:                   William W. Bunch, III, Esquire
                                  Brown & Bunch
                                  4900 Falls of Neuse Road,
                                    Suite 210 (street zip code  27609)
                                  Post Office Box 19409
                                  Raleigh, North Carolina 27619-9409
                                  Telephone No. (919) 878-8060
                                  Facsimile No. (919) 878-8062

Any notice, demand or other communication shall be deemed given and effective as of the date of delivery in person, by transmission or by receipt set forth on the verification of delivery or return receipt. The inability to deliver because of changed facsimile number and/or address of which no notice was given, or rejection or other refusal to accept any notice demand or other communication, shall be deemed to be receipt of the notice, demand or other communication as of the date of such attempt to transmit, deliver or rejection or refusal to accept. Any party may change addresses for notices by delivering written notice of such change in accordance with this Article X.

         XI.      INDEMNITY

         A. Seller shall indemnify and hold the Purchaser harmless from and against any claim for any real estate commission, brokerage fee or finder's fee made by any person, firm or corporation, claiming by, through or under the Seller. Purchaser shall indemnify and hold the Seller harmless from and against any claim for any real estate commission, brokerage fee or finder's fee made BY any person, firm or corporation, claiming by, through or under the Purchaser. Notwithstanding the foregoing, Seller warrants and represents that there are no brokerage fees, real estate commissions, finder's fees or other acquisition costs or any other compensation payable by Seller and due to any third party in connection with this transaction other than a commission to be paid to Hodges, Ward and Elliott. Seller shall pay such commission in full to such broker upon the Closing of the transaction contemplated hereby. This warranty and representation shall survive the Closing and the parties shall indemnify each other from any liability, cost or loss arising out of a breach of said warranty and representation, including consequential damages.

         B. For a period of one (1) year following the Closing Date, the Seller shall indemnify and hold the Purchaser harmless from and against any and all liabilities, claims, demands, costs and expenses of any kind or nature, including but not limited to, reasonable attorney's fees, arising out of or incurred in connection with (i) any breach of the representations and warranties of Seller set forth in this Agreement, (ii) the ownership, use, maintenance or operation of the Premises on or prior to the Closing or the transfer of the Premises to the Purchaser (including the payment of all taxes), or (iii) compliance or failure to comply with the notice provisions relating to bulk sales laws applicable to the transfer of all or any part of the Premises. Purchaser shall indemnify and hold Seller harmless from and against any and all liabilities, claims, demands, costs and expenses of any kind or nature, including reasonable attorney's fees, arising after the date of Closing and which arise out of the ownership, use, maintenance or operation of the Premises by the Purchaser following the Closing or other transfers of the Premises to the Purchaser. Such indemnities shall survive Closing.

         C. If Purchaser or Seller propose to make any claim for indemnification under any Article or Paragraph of this Agreement (the "Indemnitee"), the Indemnitee shall deliver to the other party (the "Indemnitor") a certificate signed by the Indemnitee which certificate shall
(i) state that a loss has occurred and (ii) specify in reasonable detail each individual item of loss or other claim including the amount thereof and the date such loss was incurred, together with all information in the possession or under the Control of Indemnitee or reasonably available to it. The Indemnitor shall have the right in its discretion and at its expense to participate in and control (a) the defense or settlement of any claim, suit, action or proceeding (including appeals) in respect of such item (or items) by any person other than a party hereto, (b) any and all negotiations with respect thereto, and (c) the assertion of any claim against any insurer with respect thereto, and the Indemnitee shall not settle any such claim, suit, action or proceeding or agree to extend any applicable statute of limitation without the prior written approval of the Indemnitor. The rights of participation, control and approval granted to the Indemnitor shall be subject as a condition precedent to the Indemnitor's acknowledging to the Indemnitee, in writing, the obligation of the Indemnitor to indemnify the Indemnitee in respect of such third party's claim, suit, action or proceeding giving rise to such item. Upon satisfaction of such condition precedent, the Indemnitee shall provide the Indemnitor with all reasonably available information, assistance and authority to enable the Indemnitor to effect such defense or settlement and upon the Indemnitor's payment of any amounts due in respect of such claim, suit, action or proceeding, the Indemnitee shall, to the extent of such payment, assign or cause to be assigned to the Indemnitor the claims of the Indemnitee, if any, against such third parties in respect of which such payment is made. If the Indemnitor is not so willing to acknowledge such obligation, the parties shall jointly consult and proceed as to any such third party claim, suit, action or proceeding.

         XII.     REPRESENTATIONS AND WARRANTIES OF THE PARTIES

         The Purchaser represents and warrants to the Sellers, individually that:

         A. The Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of North Carolina, and has all requisite partnership powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and under any document or instrument required to be executed and delivered on behalf of the Purchaser hereunder; provided, however, it is acknowledged that as of the Date of this Agreement, Purchaser has not yet qualified to do business in the States of Texas and Kentucky, but will take such actions as are required to accomplish such qualifications in due course.

         B. Purchase is authorized to enter into this Agreement and to consummate the transaction contemplated hereby, and the individuals executing this Agreement on behalf of Purchaser are also duly authorized to execute this Agreement and to bind Purchaser to consummate such transaction. The execution and delivery of this Agreement and, upon receipt of approval by the board of directors of the general partner of Purchaser, the conveyance of the Premises to Purchaser pursuant to this Agreement, do not require the consent of any person, agency or entity not a party to this Agreement. The execution of this Agreement by Purchaser has been duly authorized by proper partnership action, as the case may be, including the board of directors of the general partner of Purchaser.

         C. Purchaser is not a foreign entity, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax regulations).

         D. Neither the entry into nor, upon receipt of approval by the board of directors of the general partner of Purchaser, the performance of, or compliance with, this Agreement by Purchaser has resulted, or will result, in any violation of, or default under, or result in the acceleration of, any obligation under any existing corporate charter, certificate of incorporation, bylaws, articles of organization, limited liability company agreement or regulations, partnership agreement, mortgage indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule or regulation applicable to Purchaser.

         E. There is no action, suit or proceeding, pending or known to be threatened, against or affecting the Purchaser in any court or before any arbitrator or before any Governmental Body which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which the Purchaser is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the business, financial position or results of operations of the Purchaser, (c) could materially and adversely affect the ability of the Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto, (d) could create a lien on the Premises, any part thereof or any interest therein or (e) could adversely affect the Premises, any part thereof or any interest therein or the use, operation, condition or occupancy thereof.

         F. Brokerage Commission. The Purchaser has not engaged the services of, nor is it or will it become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder's fee, commission or other amount with respect to the transaction described herein.

         As used herein, Purchaser's "actual knowledge" shall mean the knowledge of the following person: Robert W. Winston, III, President of Winston Hotels, Inc., the sole general partner of Purchaser.

         Each of the four (4) Sellers individually (and specifically not jointly and severally by and among
the Sellers) represents and warrants to the Purchaser the following, as to each Seller or as to the specific Premises owned by that Seller:

          A. Sellers are corporations and limited partnerships, each existing and in good standing under the laws of the state of its incorporation or formation and authorized to do business in the State in which the Premises are located.

          B. Sellers are authorized to enter into this Agreement and to consummate the transaction contemplated hereby, and the individuals executing this Agreement on behalf of Sellers are also duly authorized to execute this Agreement and to bind Sellers to consummate such transaction. The execution and delivery of this Agreement and upon receipt of approval by the shareholders of ABL and of LLA, the conveyance of each of the four (4) Premises by Sellers, pursuant to this Agreement, do not require the consent of any person, agency or entity not a party to this Agreement. The execution of this Agreement by Sellers has been duly authorized by proper corporate or partnership action, as the case may be, including the board of directors of Sellers, if any of Sellers is a corporation. In the event that either ABL or LLA is unable to obtain the approval as set forth herein, the failure or inability to obtain such approval shall not affect the enforceability of this Agreement by Purchaser. Accordingly, in the event that either ABLA or LLA is unable to obtain the approval as set forth herein, and as a direct and sole result thereof this transaction is not consummated, then Purchaser may seek specific performance or recover damages as set forth in Article VIII Remedies, Paragraph (C)(i) or

(ii), at Purchaser's option.

          C. There are no pending or, to the knowledge of Sellers, threatened, condemnation or similar proceedings affecting the Premises, or any portion thereof. Sellers have not received any written notice that any such proceeding is contemplated, and no part of the Premises has been destroyed or damaged by any casualty.


          D. Sellers have no knowledge of any options to purchase, rights of first refusal or other similar agreements with respect to the Premises which give anyone the right to purchase the Premises or any part thereof. There are no contracts or agreements which affect or cover the Premises, except for the Contracts, Permits and Leases. Sellers have no knowledge of any unpaid bills or claims in connection with the construction repair or replacement of the Premises. There are no agreements allowing for any reduction, concession or abatement of room rates, except in the ordinary course of business.

          E. To Sellers' knowledge, the Financial Statements for each of the Hotels that have been or will be made available to Purchaser pursuant to this Agreement are true, correct and accurate in all respects and fairly present the results of operations of the Premises for the periods then ended. Seller shall continue to provide Financial Statements to Purchaser as soon as reasonably practical upon receipt of reasonable requests from Purchaser through the Closing Date.

          F. To Sellers' knowledge, each Seller has filed all federal, state, county and local tax returns required of each to be filed and has paid all taxes, interest and penalties and assessments that have become due and payable. Neither the Sellers nor their agents have been advised or notified of any tax deficiency, assessment or penalty with respect to the Seller, nor do the Sellers know of any basis for any additional claim or assessment for taxes, interest or penalties.

          G. Sellers have received no notice and have no knowledge that any of them lack any permit, license, certificates or authority, including, but not limited to, Certificates of Occupancy, necessary for the present use and occupancy of each of the Improvements. Sellers have received no notice and have no knowledge that the Real Properties are not zoned properly for the present uses made thereof.

          H. Sellers each own and have good and marketable title to the Premises, subject to the matters that are set forth in the Title Commitment for each Premises, when completed by the Title Company. To Sellers' knowledge, each of the Premises owned or leased by Sellers are in a reasonable condition and working order and will remain so until Closing, reasonable wear and tear and acts beyond Sellers' control excepted. The Premises to be purchased are, as to each, all of the property of every kind and nature necessary for the operation of the Sellers' businesses in the ordinary course, except as otherwise set forth in this Agreement by specific reservation from sale, rejection by Purchaser or inability on the part of Sellers to assign to Purchaser.

          I. To the best of Sellers' knowledge, the Premises are in compliance in all material respects with all statutes, laws, ordinances, rules, regulations, orders and directives (including, without limitation, all building, health, zoning, fire, labor and environmental control and antipollution laws, ordinances, rules, regulations or directives) of any and all Governmental Agencies pertaining to the use or occupancy of the Premises.

The Sellers have not received any notice of and the Sellers and the Premises have not been charged with, are not, to Sellers' knowledge, under investigation or threatened investigation for failure to comply with any and all statutes, laws, ordinances, rules, regulations, orders and directives of any and all Governmental Agency or Agencies pertaining to the use, generation, dumping, releasing, burying or disposing of or emitting of any particles, materials, substances, or emissions that are now or have heretofore been determined by any and all Governmental Agency or Agencies to be of a hazardous, toxic, pollutive, or ecologically or environmentally damaging nature, including but not limited to asbestos ("Hazardous Materials").

For purposes of this Agreement, the term "Hazardous Materials" shall include, but not be limited to, those materials or substances now or heretofore defined as "hazardous substances," "hazardous materials," "hazardous waste," "toxic substances," or other similar designations under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C., Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C., Section 6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C., Section 1801, et seq. and other laws, whether or not of a similar nature, applicable to the Premises and adopted by, enacted in or applicable to the respective state where the Hotel is located.

For purposes of this Agreement, the term "Governmental Agency or Agencies" means, whether of the United States of America, of any state or territory thereof or of any foreign jurisdiction, any government, political subdivision, court, agency, or other entity, body, organization or group exercising any executive, legislative, judicial, regulatory or administrative function of government.

To the best of Sellers' knowledge, the Real Property has never appeared on any federal or state registry of active or inactive hazardous waste disposal sites. Sellers have never received any notice of claim from a Governmental Agency concerning the alleged release or threatened release of Hazardous Materials at the Real

Property.

                 J. The employee records delivered or to be delivered to Purchaser set forth or shall set forth the actual citizenship to the extent presently disclosed in the Sellers' records of employees and known by the Sellers and compensation of all employees at the Premises for the period set forth thereon, and the vacation time, bonuses and benefits to which each is entitled all of which the Sellers shall, at their sole expense, satisfy prior to the Closing Date. There are no employment or union agreements in effect and no employee has received a commitment from the Sellers for continued employment at any of the Hotels after Closing. The number of the Sellers' employees at each Hotel is as follows:

                                    Dallas Hotel:_______
                                    Abingdon Hotel:_______
                                    London Hotel:________
                                    Duncanville Hotel:________

                 K. Sellers have no knowledge of and have received no notice of any causes of action, actions, or proceedings of whatever type or description which have been instituted or threatened or are pending relating to the Premises or any interest therein, except as set forth for each Premises on
Schedule 5 attached hereto.

                 L. Sellers make no representations and warranties to Purchaser other than as specifically set forth herein;

         The Premises will, on the Closing Date, be transferred "as is," without warranty or representation of any kind or character except as specifically set forth herein, including without limitation any representations as to physical condition, value, compliance with legal requirements or the existence or status of contracts affecting the Premises. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THERE IS NO WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A SPECIFIC PURPOSE. Purchaser will make inspection of the Premises as it deems appropriate, and has not received any warranties or representations of any kind, whether written or oral, except as specifically set forth herein.

         The term "to the best of Seller's knowledge or similar phrase shall mean the knowledge of the following persons after making inquiry into the files in their possession relating to the operation, ownership, maintenance and management of the Premises: Robert S. Cole, the President of the general partner of Sellers or President of Sellers, as the case may be, and Robert M. Flanders, the chief financial officer of the general partner of Sellers or of the Seller, as the case may be.

         Each of the representations and warranties contained in this Article XII and its various Paragraphs are intended for the benefit of the Purchaser and may be waived in whole or in part, by the

Purchaser, but only by an instrument in writing signed by the Purchaser.

         Purchaser, in Purchaser's sole and absolute discretion, may waive any condition to close or breach of any representation or warranty provided for herein or any Title or Survey Defect, and in such event, this transaction shall be consummated as if such condition, representation, warranty or defect was satisfied. All of the representations and warranties contained in this Agreement shall survive the Closing for the earlier to occur of a period of one
(1) year or a sale, assignment or other transfer of the Premises by Purchaser. The representations and warranties set forth above shall be true, correct and accurate on the date hereof and as of the date of Closing.

         Each of said representations and warranties of this Article XII shall survive the Closing of the transaction contemplated hereby for the earlier to occur of one (1) year after the Closing Date or a sale, assignment or other transfer of the Premises by Purchaser (unless Purchaser makes a claim by notice in writing to Sellers in connection with the untruth or inaccuracy of such representation or warranty within such one (1) year period, in which event the representation or warranty that is the subject of such claim shall survive until such claim is finally resolved), except to the extent that Sellers give Purchaser written notice prior to Closing of the untruth or inaccuracy of any representation or warranty, or Purchaser otherwise obtains actual knowledge prior to Closing of the untruth or inaccuracy of any presentation or warranty, and Purchaser nevertheless elects to close this transaction. Except to the extent otherwise expressly provided in the immediately preceding sentence, no investigation, audit, inspection, review or the like conducted by or on behalf of Purchaser shall be deemed to terminate the effect of any such representations and warranties, it being understood that Purchaser has the right to rely thereon and that each such representation and warranty constitutes a material inducement to Purchaser as a result of the inaccuracy or breach of any of the representations and warranties of Seller hereunder to the extent provided herein other than representations and warranties as to which Seller has given Purchaser written notice prior to Closing of the untruth or inaccuracy or which Purchaser otherwise obtains actual knowledge of the untruth or inaccuracy; provided, however, the foregoing limitation on Seller's indemnity shall not limit Purchaser's remedy as otherwise described herein.

         XIII.  ESCROW

     The Escrow Agent hereby acknowledges receipt of the Deposit and agrees to hold the Deposit in escrow until the Closing or sooner termination of this Agreement and shall pay over and apply the proceeds thereof in accordance with the terms of this Agreement. If, for any reason, the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of the

Deposit, the Escrow Agent shall give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) business days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such five (5) day period, or if for any reason the Escrow Agent in good faith shall elect not to make such payment, the Escrow Agent shall continue to hold the Deposit until otherwise directed by written instructions from the parties to this Agreement or until a final judgment (beyond any applicable appeal period) by a court of competent jurisdiction is rendered disposing of such Deposit.

         The Escrow Agent shall be liable as a depository only and its duties hereunder are limited to the safekeeping of the Deposit and the delivery of same in accordance with the terms of this Agreement. The Escrow Agent shall not be liable for any act or omission done in good faith, or for any claim, demand, loss or damage made or suffered by any party to this Agreement, except such as may arise through or be caused by the Escrow Agent's willful misconduct or negligence.

         XIV.  COVENANTS

         A. Following the date of this Agreement and to and including the Closing, the Seller (i) shall continue normal and prudent maintenance and management of the Premises, (ii) shall continue to maintain supplies and payroll at their current level, and (iii) shall operate the Hotel in the ordinary course of business.

         B. All taxes levied against the Premises which were or shall be due and payable prior to the Closing have been or shall be paid in full by the Seller on or prior to the Closing.

         C. All Contracts and Leases, if legally assignable, which are assumed by Purchaser in accordance with Article III shall be current and not in default on the part of Sellers as of the Closing, and Seller shall provide notice to Purchaser of any known default on the part of any other contracting party or Lessee. Seller shall not enter into new Contracts or Leases except in the ordinary course of business, and provided that any such new Contract or Lease shall either provide that it may be cancelled on not more than 30 days notice by Seller at no penalty or cost or, Purchaser shall consent to such Contract or Lease in writing.

         D. Seller shall maintain the present level of fire and casualty insurance on each of the Premises up to and including the Closing.

         E. Seller shall deliver to Purchaser a report itemizing room sales per month, occupancy and ADR through a date which is not later than one month prior to the Closing Date ("Monthly Report").

         F. During the Feasibility Period, representatives of Seller and Purchaser shall meet at the Premises and prepare a schedule of the Equipment, which schedule shall be attached hereto and made a part hereof at such time.




         XV.      BINDING EFFECT; MISCELLANEOUS

         A. This Agreement shall be binding upon and shall inure to the parties hereto, their respective heirs, successors, legal representatives and assigns. This Agreement sets forth the entire Agreement between the parties hereto and no other prior written or oral statement or agreement or understanding shall be recognized or enforced. All modifications or amendments shall be in writing and signed by the parties. This Agreement is to be construed according to the laws of the State of North Carolina. This Agreement may be executed in two or more counterparts all of which shall constitute one and the same instrument. Each of the four (4) individual Sellers are hereby acknowledged to be separate and distinct legal entities, wholly independent from each other, with separate shareholders, or general and limited partners, and each Seller shall be liable only for such claims or demands made by Purchaser or otherwise with respect to that Seller's Premises and the representations, warranties and covenants made by that Seller as set forth in this Agreement, and it is specifically agreed by and between the Purchaser and each of the individual Sellers hereto that liability is and shall be individual only and is not and shall not be joint and several among the Sellers. The singular shall include the plural and vice versa.

         B. The Purchaser may assign this Agreement to a corporation, partnership or other entity in which Purchaser or the president of its general partner is a principal participant, and no assignment shall release Purchaser of any liability or responsibility to perform the terms of this Agreement.

         C. (1) As to each of the Premises of the individual Sellers, for the earlier to occur of a period of five (5) years immediately following the Closing or a sale, assignment or other transfer of the individual Premises concerned by the restrictions placed on the Seller by this paragraph by Purchaser to an unrelated third party, Seller agrees that it shall not, directly or indirectly, for its own account or as agent, employee, officer, director, trustee, lessor, sublessor, consultant or as a stockholder of any corporation or any other entity, or as a member of any firm or otherwise, engage or attempt to engage within the Restricted Area (as hereinafter defined), in the hotel, motel or other business which is the same as, substantially similar to or competitive with the operation of the Hotels purchased pursuant to this Agreement. For purposes of this Agreement, the term "Restricted Area" shall mean an area which shall consist of a circle the radius of which is five (5) miles for the Dallas Hotel and the Duncanville Hotel purchased pursuant to this Agreement and a radius of which is twenty (20) miles for the Abingdon Hotel and the London Hotel purchased pursuant to this Agreement, with the center point of each such circle being located at each of the Hotels purchased pursuant to this Agreement.


         (2) For a period of one (1) year immediately following the Closing, Seller agrees that it shall not, directly or indirectly, for its own account or as agent, employee, officer, director, trustee, lessor, sublessor, consultant or as a stockholder of any corporation or any other entity, or as a member of any firm or otherwise, employ or solicit the employment of any employees of Seller at any of the Hotels purchased pursuant to this Agreement, except with regard to present employees in management positions at the Hotels, the names and positions for each of which shall be disclosed to Purchaser within ten (10) days after the Date of this Agreement.

         (3) As to each of the Premises of the individual Sellers, for the earlier to occur of a period of two (2) years immediately following the Closing or a sale, assignment or other transfer of the individual Premises concerned by the restrictions placed on the Seller by this paragraph by Purchaser to an unrelated third party, Seller covenants and agrees that it shall not use any business information which it obtained solely as a result of the ownership and operation of the Hotels, such as guest lists and customer accounts, and other confidential information pertaining to the Hotels, in competition with and to the detriment of the Hotels and in accordance therewith, Seller does hereby covenant and agree that it shall not solicit any of the existing customer accounts at any of the Hotels in competition with or to the detriment of the Hotels during the time period as set forth hereinbefore.

         Each of Purchaser and Seller acknowledges, warrants, represents and agrees that the foregoing territorial, time and other limitations and restrictions contained in this Article XV, Paragraph C are reasonable and properly required for the adequate protection of the business and affairs of the Purchaser, and in the event that any one or more of such territorial, time or other limitations is found to be unreasonable by a court of competent jurisdiction, each of Purchaser and Seller hereby agree to submit to the reduction of the said territorial, time or other limitation, to such an area, period or otherwise as the court may determine to be reasonable. In the event that any limitation or restriction under this Article XV, Paragraph C is found to be unreasonable or otherwise invalid in any jurisdiction in whole or in part, each of Purchaser and Seller acknowledges, warrants, represents and agrees that such limitation shall remain and be valid in all other jurisdictions. Each of Purchaser and Seller acknowledges, warrants, represents and agrees that the restrictive covenants contained in this Article XV,

Paragraph C are necessary for the protection of Purchaser's legitimate business interests and are reasonable in scope and content, and Seller represents and warrants that its attorneys have thoroughly and completely reviewed this Article XV, Paragraph C with it, and it understands the contents hereof. Each of Seller and Purchaser acknowledges and agrees that in addition to all other remedies available to Purchaser, due to the fact that such other remedies may be inadequate, Purchaser shall have the remedies of a restraining order, injunction or other equitable relief to enforce the provisions hereof. All expenses, including reasonable attorneys' fees and expenses arising out of claims under this Article XV, Paragraph C shall be borne by the losing party to the fullest extent permitted by law. The provisions of this Article XV, Paragraph C shall survive the Closing and the delivery of the Deeds.

         D. As used herein, "the Date of this Agreement" shall mean the date noted below as the date upon which this Agreement was executed by the latter of the Purchaser or the Seller.

         E. Indemnification by Sellers. Each Seller agree to, and hereby does, indemnify and save harmless Purchaser and its affiliates and their respective successors and assigns against and from any loss, liability or expense, including reasonable attorneys' fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any broker, finder, consultant or like agent if such claim or claims made by any such broker, finder, consultant or like agent are based in whole or in part on any agreements entered into with such Seller or its representatives for a commission or other compensation. Each Seller shall likewise indemnify and save harmless Purchaser and its affiliates and their respective successors and assigns against and from any loss, liability or expense, including reasonable attorneys' fees, arising out of any claim or claims for commissions or other compensation relating to the Leases.

         F. Indemnification by Purchaser. Purchaser agrees to, and hereby does, indemnify and save harmless Sellers and their affiliates and their respective successors and assigns against and from any loss, liability or expense, including reasonable attorneys' fees, arising out of any claim or claims for commission or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any broker, finder, consultant or like agent if such claim or claims any such broker, finder, consultant or like agent are based on any agreements entered into with Purchaser or its representatives for commissions or other compensation.

         G. No delay or omission in the exercise of any right or remedy accruing to Sellers or Purchaser upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by Sellers or Purchaser of any breach of any term, covenant or condition therein stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant or condition herein contained. All rights, powers, options or remedies afforded to Sellers or Purchaser either hereunder or by law shall be cumulative and not alternative, and the exercise of one right, power, option or remedy shall not bar other rights, powers, options or remedies allowed herein or by law, unless expressly provided to the contrary herein.

         H. Schedules. All schedules referred to in this Agreement and attached hereto are hereby incorporated in this Agreement by reference.

         I. Article Headings. Article headings and article and section numbers are inserted herein only as a matter of convenience and in no way define, limit or prescribe the scope or intent of this Agreement or any part thereof and shall not be considered in interpreting or construing this Agreement.

         J. Time Periods. Time is of the essence as to all matters contained in the Agreement. If the final day of any time period or limitation set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the State of North Carolina or the federal government, then and in such event the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

         K. Further Acts. In addition to the acts, deeds, instruments and agreements recited herein and contemplated to be performed, executed and delivered by Purchaser and Sellers, Purchaser and Sellers shall perform, execute and deliver or cause to be performed, executed and delivered at the Closing or after the Closing, any and all further acts, deeds, instruments and agreements and provide such further assurances as the other party or the Title Company may reasonably require to consummate the transaction contemplated hereunder. However, the foregoing shall not be deemed to (i) require Sellers to expend a sum of money which it could not reasonably have anticipated on the date of execution of this Agreement, except to cure Title Defects or Survey Defects, or (ii) require Purchaser to expend a sum of money which it could not reasonably have anticipated on the expiration of the Review Period.

         L. Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         M. Attorneys' Fees. Should any party employ an attorney or attorneys to enforce any of the provision hereof or to protect its interest in any manner arising under this Agreement, or to recover damages for breach of this Agreement, the non-prevailing party or parties in any action pursued in a court of competent jurisdiction (the finality of which is not legally contested) agrees to pay to the prevailing party or parties all reasonable costs, damages, and expenses, including attorneys' fees, expended or incurred in connection therewith.

         N. Liquor Licenses. Purchaser or its management company as lessee for each of the Hotels shall execute such forms, license applications and other documents as may be necessary for the Purchaser or its management company as lessee (hereinafter "Operator") to obtain all liquor licenses and alcoholic beverage licenses necessary to operate any restaurants, bars and lounges presently located within the Hotels. If permitted under the laws of the jurisdiction which the Hotels are located, Operator shall execute and file all necessary forms, applications and other documents (and Sellers shall reasonably cooperate with the Operator's execution in filing such forms, applications and other documents) with the appropriate liquor and alcoholic beverage authorities prior to the Closing, and such acquisition of the necessary liquor and alcoholic beverage licenses as defined above shall take effect, if possible, simultaneously with or upon completion of Closing. If not so permitted, Operator agrees that it will promptly execute all forms, applications and other documents required to effect such acquisition of such liquor licenses and alcoholic beverage licenses at the earliest date reasonably practicable, consistent with the laws of the States where the Property is located, in order that all liquor licenses and alcoholic beverage licenses may be acquired by Operator at the earliest reasonably practicable time after Closing. Sellers shall cooperate reasonably with Operator's execution and filing of such forms, applications and other documents. Operator's attempts to obtain the alcoholic beverage licenses and liquor licenses shall not diminish, prior to the Closing, the full force and effect of the liquor licenses and alcoholic beverage licenses maintained by Sellers in its operation of the restaurant, lounges and bars presently located within the Hotels. If such licenses cannot be obtained by Operator until after Closing, then Sellers covenant and agree that Sellers shall cooperate reasonably with Operator in keeping open the bars and lounges and liquors facilities of the Hotels between the Closing and the time when such liquor licenses are obtained by Operator, or a period not to exceed sixty (60) days following the Closing Date, whichever is less (unless Operator has during this time period following Closing diligently and continuously sought to obtain such licenses, in which event Operator shall have the right to obtain an extension of such time period from Sellers, not to exceed two (2) thirty-day (30 day) extensions) by entering into a "Liquor License Agreement" in the form attached hereto as Schedule 6. In no event shall Sellers be required to obtain any additional liquor or alcoholic beverage licenses which Sellers do not possess at the time of Closing and Operator shall maintain in full force and effect, at all times during the Liquor License Agreement insurance required by the franchisor of each of the Hotels.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                  Purchaser:

                                  WINN Limited Partnership,
                                  a North Carolina limited partnership

                                  By:  Winston Hotels, Inc.,
                                       a North Carolina corporation,
                                       General Partner

(Corporate Seal)                  By:___________________________
                                         _______ President

Attest:
________________________
______Secretary


                                  SELLERS:

                                  Dallas Lodging Associates I, Ltd.
                                  a Kentucky limited partnership

                                  By:     Dallas Lodging Associates, Inc.,
                                          a Texas corporation,
                                          General Partner



(Corporate Seal)                  By:      _____________________________________
Attest:                                    Robert S. Cole, president


______________________________
Robert M. Flanders, Secretary


                                  A.B. Lodging, Inc.
                                  a Virginia corporation



(Corporate Seal)                  By:      _____________________________________
Attest:                                    Robert S. Cole, President


______________________________
Robert M. Flanders, Secretary

                                  London Lodging Associates I, Ltd.,
                                  a Kentucky limited partnership

                                  By:     London Lodging Associates, Inc.
                                          a Kentucky corporation,
                                          General Partner



(Corporate Seal)                  By:     _____________________________________
Attest:                                   Robert S. Cole, President


______________________________
Robert M. Flanders, Secretary



                                  Duncanville Lodging Associates I, Ltd.
                                  a Kentucky limited partnership

                                  By:     Duncanville Lodging Associates, Inc.
                                          a Texas corporation,
                                          General Partner



(Corporate Seal)                  By:     ____________________________________
Attest:                                   Robert S. Cole, President


______________________________
Robert M. Flanders, Secretary



                                  Escrow Agent:

                                  The Title Company of North Carolina, Inc.
                                  as agent for First American Title
                                  Insurance Company
                                  By:  _________________________________
                                  Name:_________________________________
                                  Title:________________________________

STATE OF __________________

COUNTY OF _________________

         I, a Notary Public of the County and State aforesaid, certify that __________________________, personally came before me this day and acknowledged that _he is ______________ Secretary of Winston Hotels, Inc., a North Carolina corporation, General Partner of WINN Limited Partnership, a North Carolina limited partnership, and that by authority duly given and as the act of the corporation, as such General Partner, the foregoing instrument was signed in its name by its ______ President, sealed with its corporate seal and attested by ___________________ as its ________ Secretary.

         Witness my hand and seal, this the _____ day of _____________, 199__.

My commission expires:_____                _____________________________
                                           Notary Public

(SEAL)

STATE OF _______________

COUNTY OF ______________

         I, a Notary Public of the County and State aforesaid, certify that Robert M. Flanders personally came before me this day and acknowledged that he is Secretary of Dallas Lodging Associates, Inc., a Texas corporation, General Partner of Dallas Lodging Associates I, Ltd., a Kentucky limited partnership, and that by authority duly given and as the act of the corporation, as such General Partner, the foregoing instrument was signed in its name by its President, sealed with its corporate seal, and attested by him as its Secretary.

         Witness my hand and seal, this the ___ day of _______________, 199__.

My commission expires:_____                ______________________________
                                           Notary Public
(SEAL)

STATE OF _______________

COUNTY OF ______________

         I, a Notary Public of the County and State aforesaid, certify that Robert M. Flanders personally came before me this day and acknowledged that he is Secretary of A.B. Lodging, Inc., a Virginia corporation, and that by authority duly given and as the act of the corporation, the foregoing instrument was signed in its name by its President, sealed with its corporate seal and attested by him as its Secretary.

         Witness my hand and seal, this the ____ day of _____________, 199__.

My commission expires:_____                ______________________________
                                           Notary Public

(SEAL)

STATE OF ___________

COUNTY OF __________

         I, a Notary Public of the County and State aforesaid, certify that Robert M. Flanders, personally came before this day and acknowledged that he is Secretary of London Lodging Associates, Inc., a Kentucky corporation and General Partner of London Lodging Associates I, Ltd., a Kentucky limited partnership, and that by authority duly given and as the act of the corporation, as such General Partner, the foregoing instrument was signed in its name by its President, sealed with its corporate seal, and attested by him as its Secretary.

         Witness my hand and seal, this the ___ day of______________, 199__.

My commission expires:_____                ____________________________
                                           Notary Public
(SEAL)

STATE OF _____________

COUNTY OF ____________

         I, a Notary Public of the State and County aforesaid, certify that Robert M. Flanders personally came before me this day and acknowledged that he is Secretary of Duncanville Lodging Associates, Inc., a Texas corporation and General Partner of Duncanville Lodging Associates I, Ltd., a Kentucky limited partnership, and that by authority duly given and as the act of the corporation, as such General Partner, the foregoing instrument was signed in its name by its President, sealed with its corporate seal, and attested by him as its Secretary.

         Witness my hand and seal, this the ___ day of _______________, 199__.

My commission expires:______               ___________________________
                                           Notary Public
(SEAL)